EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Amendment No. 1 to Form S-1, No. 333-179095) of our report dated March 30, 2011, relating to the consolidated financial statements of First Capital Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2010 and 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2010, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert & Holland, L.L.P.

Raleigh, North Carolina

February 9, 2012